[DESCRIPTION]  MATERIAL CONTRACT

EX-10.39k      Copy of KeyBank Letter waiving certain
               financial covenants in the Loan Agreement dated March 25, 1997


                              KeyBank [Logo]
                              66 South Pearl Street
                              Albany, New York 12207-1501

March 25, 1997

Ms. Marystephanie Corsones
CFO, VP of Finance
WellCare Management Group, Inc.
Park West Office Complex, Hurley Avenue Extension
Kingston, New York 12401

Dear Ms. Corsones:

Reference is made to the Loan Agreement dated January 14, 1997 among The WellCare Management Group, Inc., WellCare of New York, Inc., WellCare of Connecticut, Inc., WellCare Development, Inc. and Agente' Benefit Consultants, Inc. and KeyBank National Association. Capitalized terms used herein have the definitions ascribed to them in the Loan Agreement. You have informed us that based upon the company's reported results for the quarter ending 12/31/96, the company will be in default of Section 5.5 of the Loan Agreement, which requires the company to maintain a consolidated Tangible Net Worth of $31,500,000.00. The Bank hereby agrees to waive compliance with that covenant for the quarter ending 12/31/96 only, and any violations which would arise from the cross-default provisions to the real estate loans to WellCare Development, Inc. All other terms and conditions of the Loan Agreement shall remain in full force and effect.

Very truly yours,
KeyBank National Association

By:  /s/ Cynthia D. Langer
Cynthia D. Langer
Senior Vice President
Healthcare Finance